                          Exhibit A

NEES Energy, Inc.
Consolidated Balance Sheet
(Thousands of Dollars)
As of June 30, 2000
(Unaudited, Subject to Adjustment)

ASSETS
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Current assets:
     Cash     $     29
     Accounts receivable from affiliates       59
     Asset held for sale-AllEnergy     159,253
     Other current assets     381
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     Total current assets     159,722
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Goodwill, net of amortization     12,623
Deferred federal and state income taxes     818
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     Total other assets     13,441
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Total assets     $173,163
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LIABILITIES AND CAPITALIZATION
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Parent company's investment:
     Subordinated notes payable to parent     180,472
     Common stock, par value $1 per share     1
     Other paid-in capital     (7,107)
     Accumulated deficit     (203)
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     Total parent company's investment     173,163
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Total liabilities and parent company's investment     $173,163
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